Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Needham Funds, Inc.:

We consent to the use of our report, dated February 28, 2020, with respect to the financial statements and financial highlights of Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund, each a “Portfolio” of The Needham Funds, Inc., as of December 31, 2019, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
April 29, 2020